          MASTER DISTRIBUTION AND INDIVIDUAL SHAREHOLDER SERVICES PLAN
                                       of
                    AMERICAN CENTURY CAPITAL PORTFOLIOS, INC.
                       AMERICAN CENTURY MUTUAL FUNDS, INC.
                   AMERICAN CENTURY STRATEGIC PORTFOLIOS, INC.
                    AMERICAN CENTURY WORLD MUTUAL FUNDS, INC.
                                     C CLASS

         WHEREAS, each of the above named corporations (the "Issuers") is an open-ended, management investment company registered under the Investment
Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the common stock of the Issuers are currently divided into a number of separate series of shares, or funds, each corresponding to a distinct portfolio of securities; and

         WHEREAS, pursuant to Rule 18f-3 of the 1940 Act, the Issuers' Boards of
Directors (the "Board") have established multiple classes of shares of the various funds of the Issuers, including an class of shares designated as class
C; and

         WHEREAS, the Board desires to authorize the funds identified in
SCHEDULE A (the "Funds") to bear expenses of individual shareholder services and distribution of certain of their shares by adopting this Master Distribution and
Individual Shareholder Services Plan pursuant to Rule 12b-1 under the 1940 Act with respect to the C Class shares of each of the Funds; and

         WHEREAS, AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. ("ACIM") is the
registered investment adviser to the Issuers; and

         WHEREAS, the Issuers have entered into a Distribution Agreement (the
"Distribution Agreement") with AMERICAN CENTURY INVESTMENT SERVICES, INC. (the
"Distributor") pursuant to which Distributor serves as distributor of the various classes of the Funds, including the C Class.

         NOW, THEREFORE, the Issuers hereby adopt, on behalf of the Funds, this
Plan, in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

Section 1.        Distribution Fees

a.       Distribution Fee. For purposes of paying costs and expenses incurred in providing the services set forth in Section 2 below, the Funds shall pay ACIM, as paying agent for the Funds, a fee equal to (a) for equity funds, 75 basis points (0.75%) per annum; and (b) for fixed income funds, 50 basis points (0.50%) per annum, each of the average daily net assets of the shares of the Funds' C Class of shares (the "Distribution
         Fee").

b.       Individual Shareholder Services Fee. For purposes of paying costs and expenses incurred in providing the services set forth in Section 3 below, the Funds shall pay ACIM, as paying agent for the Funds, a fee equal to 25 basis points (0.25%) per annum of the average daily net assets of the shares of the Funds' C Class of shares (the "Individual
         Shareholder Services Fee").

c.       Applicability to Additional and Future Funds. If any of the Issuers
         desire to add additional, currently-existing funds to the Plan or establish additional funds in the future, and the applicability of the
         Plan with respect to such existing or new funds is approved in the manner set forth in Section 4 of this Plan, as well as by the then-sole shareholder of the C Class shares of such new funds (to the extent shareholder approval of new funds is required by then-current 1940 Act
         Rules), this Plan may be amended to provide that such new funds will become subject to this Plan and will pay the Distribution Fee and the
         Shareholder Services Fee set forth in Sections 1(a) and 1(b) above, unless the Board specifies otherwise. After the adoption of this Plan by the Board with respect to the C Class of shares of the existing or new funds, the term "Funds" under this Plan shall thereafter be deemed to include the existing or new funds.

d.       Calculation and Assessment. Distribution Fees and Individual
         Shareholder Services Fees under this Plan will be calculated and accrued daily by each Fund and paid monthly to ACIM or at such other intervals as the Issuers and ACIM may agree.

Section 2.        Distribution Services

a.       The amount set forth in Section 1(a) of this Plan shall be paid for services in connection with any activities undertaken or expenses incurred by the Distributor or its affiliates primarily intended to result in the sale of C Class shares of the Funds, which services may include but are not limited to, (a) the payment of sales commission, ongoing commissions and other payments to brokers, dealers, financial institutions or others who sell C Class shares pursuant to Selling
         Agreements; (b) compensation to registered representatives or other employees of Distributor who engage in or support distribution of the
         Funds' C Class shares; (c) compensation to, and expenses (including overhead and telephone expenses) of, Distributor; (d) the printing of prospectuses, statements of additional information and reports for other than existing shareholders; (e) the preparation, printing and distribution of sales literature and advertising materials provided to the Funds' shareholders and prospective shareholders; (f) receiving and answering correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports; (g) the providing of facilities to answer questions from prospective investors about Fund shares; (h) complying with federal and state securities laws pertaining to the sale of Fund shares; (i) assisting investors in completing application forms and selecting dividend and other account options; (j) the providing of other reasonable assistance in connection with the distribution of Fund shares; (k) the organizing and conducting of sales seminars and payments in the form of transactional compensation or promotional incentives; (l) profit on the foregoing; (m) the payment of "service fees", as contemplated by the Rules of Fair Practice of the National
         Association of Securities Dealers, Inc. ("NASD") and (n) such other distribution and services activities as the Issuers determine may be paid for by the Issuers pursuant to the terms of this Plan and in accordance with Rule 12b-1 of the 1940 Act.

b.       For purposes of the Plan, "service fees" shall mean payments in connection with the provision of personal, continuing services to investors in each Fund and/or the maintenance of shareholder accounts, excluding (i) transfer agent and subtransfer agent services for beneficial owners of a Fund's C Class shares, (ii) aggregating and processing purchase and redemption orders, (iii) providing beneficial owners with account statements, processing dividend payments, (iv)
         providing subaccounting services for C Class shares held beneficially,
         (v) forwarding shareholder communications to beneficial owners, and
         (vi) receiving, tabulating and transmitting proxies executed by beneficial owners; provided, however, that if the NASD adopts a definition of "service fees" for purposes of Section 26(d) of the Rules of Fair Practice of the NASD (or any successor to such rule) that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service fees" in this Section shall be automatically amended, without further action of the parties, to conform to such NASD definition. Overhead and other expenses of
         Distributor related to its service activities, including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

Section 3.        Individual Shareholder Services Defined

As manager of the Fund's C Class of shares, ACIM may engage third parties to provide individual shareholder services to the shareholder of the C Class shares
("Individual Shareholder Services"). The payments authorized by this Plan are intended to reimburse ACIM for expenses incurred by it as a result of these arrangements. Such Individual Shareholder Services and related expenses may include, but are not limited to, (a) individualized and customized investment advisory services, including the consideration of shareholder profiles and specific goals; (b) the creation of investment models and asset allocation models for use by the shareholder in selecting appropriate Funds; (c)
proprietary research about investment choices and the market in general; (d)
periodic rebalancing of shareholder accounts to ensure compliance with the selected asset allocation; (e) consolidation of shareholder accounts in one place; and (f) other individual services.

Section 4.        Effectiveness

Upon receipt of approval by vote of both (a) the Board of Directors of the
Issuers, and (b) the Independent Directors, this Plan shall become effective as of May 1, 2001.

Section 5.        Term

This Plan will continue in effect until April 30, 2002, and will continue thereafter in full force and effect for successive periods of up to one year, provided that each such continuance is approved in the manner provided in
Section 4.

Section 6.        Reporting Requirements

ACIM shall administer this Plan in accordance with Rule 12b-1 of the 1940 Act.
ACIM will provide to each Issuer's Board, and the Independent Directors will review and approve, in exercise of their fiduciary duties, at least quarterly, a written report of the amounts expended with respect to the C Class shares of each Fund by ACIM under this Plan and such other information as may be required by the 1940 Act and Rule 12b-1 thereunder.

Section 7.        Termination

This Plan may be terminated without penalty at any time with respect to the C
Class shares of any Fund by vote of the Board of the Issuer of which the Fund is a series, by votes of a majority of the Independent Directors, or by vote of a majority of the outstanding voting C Class shares of that Fund. Termination of the Plan with respect to the C Class shares of one Fund will not affect the continued effectiveness of this Plan with respect to the C Class shares of any other Fund.

Section 8.        Amendments to this Plan

This Plan may not be amended to increase materially the amount of compensation a
Fund is authorized to pay under Section 1 hereof unless such amendment is approved in the manner provided for initial approval in Section 4 hereof, and such amendment is further approved by a majority of the outstanding voting securities of the C Class shares of the Fund. No other material amendment to the
Plan will be made unless approved in the manner provided for approval and annual renewal in Section 5 hereof; provided, however, that a new Fund may be added by any Issuer upon approval by that Issuer's Board of Directors by executing a new
Schedule A to this Plan.

Section 9.        Recordkeeping

The Issuers will preserve copies of this Plan (including any amendments thereto)
and any related agreements and all reports made pursuant to Section 6 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

         IN WITNESS WHEREOF, the Issuers have adopted this Plan as of March 1,
2001, to be effective as of May 1, 2001.

                                            AMERICAN CENTURY CAPITAL PORTFOLIOS, INC.
                                            AMERICAN CENTURY MUTUAL FUNDS, INC.
                                            AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC.
                                            AMERICAN CENTURY WORLD MUTUAL FUNDS, INC.

                                            By:/*/Charles A. Etherington
                                               ------------------------------------------------
                                            Name:  Charles A. Etherington
                                            Title: Vice President

                                                     SCHEDULE A

                                           Series Offering C Class Shares

Series                                                                                Date Plan Adopted
------                                                                                -----------------

AMERICAN CENTURY CAPITAL PORTFOLIOS, INC.
>>    Equity Income Fund                                                              May 1, 2001
>>       Value Fund                                                                   May 1, 2001
>>       Small Cap Value Fund                                                         May 1, 2001
AMERICAN CENTURY INVESTORS, INC.
>>       Growth Fund                                                                  May 1, 2001
>>       High-Yield Fund                                                              May 1, 2001
>>       Ultra Fund                                                                   May 1, 2001
>>       Vista Fund                                                                   May 1, 2001
>>       Heritage Fund                                                                May 1, 2001
AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC.
>>    Strategic Allocation: Aggressive Fund                                           May 1, 2001
>>    Strategic Allocation: Moderate Fund                                             May 1, 2001
AMERICAN CENTURY WORLD INVESTORS, INC.
>>       Global Growth Fund                                                           May 1, 2001
>>       International Growth Fund                                                    May 1, 2001
>>       Life Sciences Fund                                                           May 1, 2001
>>       Technology Fund                                                              May 1, 2001
>>       Emerging Markets Fund                                                        May 1, 2001
>>       European Growth Fund                                                         May 1, 2001

By: /*/Charles A. Etherington
Name:  Charles A. Etherington
Title:  Vice President
Date:  March 1, 2001